EXHIBIT 99
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Sussex Bancorp
399 Route 23
Franklin, NJ  07416                    Contact: Donald Kovach, CEO 973-827-2914

            SUSSEX BANCORP HOLDS ANNUAL MEETING; DIRECTORS REELECTED

Franklin, NJ: Sussex Bancorp (AMEX: "SBB") announced the results of its 2003 Annual Meeting of Shareholders. Directors Mark J. Hontz, Donald Kovach, Joel D. Marvil and Edward J. Leppert were overwhelmingly elected to new terms on the Board of Directors.

Mr. Kovach, the Company's Chairman and CEO, stated: "We are gratified by the continued support and trust we receive from our shareholders, and pledge to continue to work to enhance shareholder value."

In response to questions from shareholders attending the meeting, Mr. Kovach discussed the Company's new loan pipeline. He explained that the Company currently had a healthy backlog of loans in process, consisting of "over $25 million in loan originations or renewals in process, including $ 16.8 million in new fundings. We continue to work on increasing our loan to deposit ratio." In response to another question, Mr. Kovach discussed the Company's efficiency ratio, which was .79 % at March 31, 2003.

In closing, Mr. Kovach discussed the substantial progress the Company had made in 2002, and pledged to continue to work to improve the Company's performance in 2003 and beyond.

Sussex Bancorp is the holding company for Sussex Bank, a commercial bank with offices in Franklin, Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, and Tri-State Insurance Agency, Inc, a full service insurance agency. For the quarter ended March 31, 2003, the Company reported record earnings of $313,000, or $.18 per share.


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